Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-181770) of Allegheny Technologies Incorporated, and

(2)
Registration Statements (Form S-8 Nos. 333-188641, 333-181491, 333-166628, 333-145651, 333-142559, 333-129485, 333-54712, 333-46796, 333-59161, 333-10245, 333-10229, 333-46695 and 333-45965) pertaining to the employee benefit plans of Allegheny Technologies Incorporated;

of our reports dated February 27, 2014, with respect to the consolidated financial statements of Allegheny Technologies Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated and Subsidiaries included in this Annual Report (Form 10-K) of Allegheny Technologies Incorporated and Subsidiaries for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 27, 2014